Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

ARTICLE 1

The name of this corporation is Sportsman’s Warehouse Holdings, Inc. (the “Corporation”).

ARTICLE 2

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of the Corporation’s registered agent at said address is the Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4

Section 1. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is Fifteen Million Eight Hundred Thousand (15,800,000) shares, which shall be divided into two classes: one class to be designated “Voting Common Stock,” which shall consist of Twelve Million Seven Hundred Thousand (12,700,000) shares, par value $0.01 per share, and a second class to be designated “Restricted Nonvoting Common Stock,” which shall consist of Three Million One Hundred Thousand (3,100,000) shares, par value $0.01 per share (together with the Voting Common Stock, the “Common Stock”). The number of authorized shares of the Voting Common Stock or the Restricted Nonvoting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of the Voting Common Stock or the Restricted Nonvoting Common Stock voting separately as a class shall be required therefor.

Section 2. Restricted Nonvoting Common Stock. The following is a statement of the designations and the preferences, powers, privileges and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof in respect of the Restricted Nonvoting Common Stock:

(i) No Voting Rights. Except as otherwise required by applicable law, shares of Restricted Nonvoting Common Stock shall have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

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(ii) No Dividends. The holders of shares of Restricted Nonvoting Common Stock shall not be entitled to receive or participate in any dividend or dividends (whether payable in cash, property or securities of the Corporation) except as otherwise expressly provided for in this Certificate of Incorporation.

(iii) Stock Adjustments. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Voting Common Stock, the outstanding shares of the Restricted Nonvoting Common Stock shall be split, subdivided or combined in the same manner, proportionately and on the same basis per share. The Corporation shall not split, subdivide or combine the outstanding shares of the Restricted Nonvoting Common Stock unless an equal split, subdivision or combination is made with respect to the Voting Common Stock.

(iv) Merger, Consolidation, Sale, etc. In the event of any merger, stock exchange or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), or sale of all or substantially all of the Corporation’s assets, the holders of Restricted Nonvoting Common Stock shall be entitled to receive the same per share consideration that the holders of Voting Common Stock are entitled to receive, if any; provided, that, if such consideration shall consist in any part of voting securities (or of options, rights, or warrants to purchase, or of securities convertible into or exercisable or exchangeable for, voting securities), then the holders of Restricted Nonvoting Common Stock shall receive, on a per share basis, securities with restrictions and nonvoting rights comparable to those set forth herein (or options, rights or warrant to purchase, or securities convertible into or exercisable or exchangeable for, such restricted and nonvoting securities).

(v) Automatic Conversion.

Upon Registration of Common Stock. If at any time the Corporation completes a transaction of its Voting Common Stock pursuant to which such class of securities becomes registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (a “Registration”), then effective upon the effectiveness of such Registration, each outstanding share of Restricted Nonvoting Common Stock shall automatically convert into one duly authorized, validly issued, fully paid and nonassessable share of Voting Common Stock. Upon any such conversion, certificates, if any, representing shares of Restricted Nonvoting Common Stock immediately prior thereto shall thereupon represent the shares of Voting Common Stock issuable upon the conversion of such Restricted Nonvoting Common Stock. Each holder of Restricted Nonvoting Common Stock shall surrender the certificates formerly representing such shares at the office of the Corporation or at the office of the Corporation’s transfer agent. Thereupon, there shall be issued and delivered to such holder promptly at such office and in the name of such holder as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Voting Common Stock into which the shares of Restricted Nonvoting Common Stock surrendered were converted on the date on which such automatic conversion occurred; provided that in place of any certificate otherwise issuable in respect of the shares issued upon such conversion, the Corporation may issue to such holder uncertificated shares. The Corporation shall not be obligated to issue certificates evidencing the shares of Voting Common Stock issued upon such conversion unless the certificates formerly evidencing such shares of Restricted Nonvoting Common Stock are either delivered to the Corporation or its transfer agent, or such holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and gives such indemnity or posts such bond as the Board of Directors may require to indemnify the Corporation or its transfer agent from any loss incurred by it in connection with such certificates. Notwithstanding the failure of any holder to surrender a certificate or certificates, from and after the effectiveness of the Registration, such certificates formerly representing shares of Restricted Nonvoting Common Stock shall represent the shares of Voting Common Stock into which such shares were converted on the date of such automatic conversion.

Shares Reserved for Issuance. For the purpose of enabling the Corporation to satisfy any obligation to issue Voting Common Stock upon the conversion of Restricted Nonvoting Common Stock in connection with any such Registration, the Corporation shall reserve and keep available at all times out of its aggregate authorized but unissued or treasury shares of Voting Common Stock the number of shares of Voting Common Stock issuable upon the conversion of all outstanding shares of Restricted Nonvoting Common Stock.

(vi) Liquidation. In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary of involuntary), the holders of Restricted Nonvoting Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock after payment or provision for payment of the Corporation’s debts. A merger or consolidation of the Corporation with any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(vii) Additional Restrictions. To the fullest extent permitted by law, nothing in this Certificate of Incorporation shall be deemed to prohibit or restrict the imposition of additional restrictions on the transfer or registration of transfer of shares of Restricted Nonvoting Common Stock, or on the amount of the Restricted Nonvoting Stock that may be owned by any person or group of persons, by the bylaws or by an agreement among any number of holders of Restricted Nonvoting Stock or among such holders and the Corporation.

ARTICLE 5

Section 1. Board-Adopted Bylaw Amendments. In addition to the other powers expressly granted by statute, the Board of Directors shall have the power to adopt, repeal, alter or amend the bylaws of the Corporation.

Section 2. Number of Directors. The total number of directors constituting the Board of Directors shall be fixed by, or in the manner provided in, the bylaws.

Section 3. Elections of Directors by Written Ballot. Elections of directors need not be by written ballot unless the bylaws shall so provide.

ARTICLE 6

To the fullest extent permitted by the DGCL (as now or hereafter in effect), no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal or modification of this Article 6 shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE 7

Section 1. Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law (as now or hereafter in effect), any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (hereinafter a “proceeding”), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action either in an official capacity as a director or officer or in any other capacity while serving as a director or officer, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 2. Advancement of Expenses. Expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding for which such director or officer may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

Section 3. Non-exclusivity of Rights to Indemnification and Advancement. The rights to indemnification provided by or granted pursuant to this Article 7 shall not be deemed exclusive of any rights to which any person may be entitled, whether as a matter of law, under the bylaws, by agreement, vote of the stockholders or disinterested directors of the Corporation or otherwise. The obligations of the Corporation under this Article 7 to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article 7 shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.